Registration No. 33-_____
Filed February 18, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

________________

First Keystone Financial, Inc.
(Exact Name of Registrant as specified in its Articles of Incorporation)

Pennsylvania	23-2576479
(State of incorporation)	(IRS Employer Identification No.)

22 West State Street
Media, Pennsylvania 19063
(Address of principal executive offices, including zip code)

First Keystone Federal Savings Bank 401(k) Profit Sharing Plan
(Full Title of the Plan)

Hugh J. Garchinsky	Copies to:
President and Chief	Philip Ross Bevan, Esq.
Executive Officer	Elias, Matz, Tiernan & Herrick L.L.P.
First Keystone Financial, Inc.	734 15th Street, N.W., 11th Floor
22 West State Street	Washington, D.C. 20005
Media, Pennsylvania 19063	(202) 347-0300
(610) 565-6210

(Name, address and telephone number of
agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer	[ ]
Non-accelerated filer [ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Common Stock, par value $.01	70,000(2)	$6.67	$466,900	$18.35

(1)           Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to First Keystone Federal Savings Bank (the “Bank”) 401(k) Profit Sharing Plan (the “Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of First Keystone Financial, Inc. (“Company” or the “Registrant”).

(2)           Represents an estimate of such presently undeterminable number of shares as may be purchased with employee contributions pursuant to the Plan.  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein.

(3)           Estimated solely for the purpose of calculating the registration fee, which has been calculated pursuant to Rule 457(c).  The Proposed Maximum Offering Price Per Share is equal to the average of the high and low prices of the Common Stock on the Nasdaq Global Market System on February 13, 2009.
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EXPLANATORY NOTE

    First Keystone Financial, Inc. (the “Company”) previously filed a Registration Statement on Form S-8 registering shares of its common stock, $0.01 par value (“Common Stock”), and related participation interests to be issued pursuant to the First Keystone Federal Savings Bank 401(k) Profit Sharing Plan (the “Plan”).  The Registration on Form S-8 is filed by the Company for the purpose of increasing the number of shares of Common Stock for which a Registration Statement on Form S-8 of the Company relating to the Plan is effective.  This Registration Statement on Form S-8 relates to 70,000 shares of Common Stock, issuable pursuant to the Plan.

    Pursuant to General Instruction E of Form S-8, the Company hereby incorporates by reference the Registration Statement on Form S-8, including exhibits, previously filed by the Registrant with the Securities and Exchange Commission on September 29, 1995 (File No. 33-97562), in connection with the Plan.

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    This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act of 1933, as amended, and 17 C.F.R. ' 230.462.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

    The following documents filed or to be filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended September 30, 2008.

(b)	The Plan Annual Report on Form 11-K for the year ended December 31, 2007.

(c)
All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since  the end of the fiscal year covered by the Form 10-K referred to in clause (a) above.

(d)	The description of the Common Stock of the Company contained in the Company’s Registration Statement on Form 8-A filed with the Commission on December 29, 1994.

(e)
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

    Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

    Not applicable since the Company’s Common Stock is registered under Section 12 of the Exchange Act.

Item. 5.        Interests of Named Experts and Counsel.

    Not applicable.

Item 6.         Indemnification of Directors and Officers.

    In accordance with the Business Corporation Law of the Commonwealth of Pennsylvania, Article 8 of the Registrant’s Amended and Restated Articles of Incorporation provide as follows:

Article 8.      Indemnification, etc. of Officers, Directors, Employees and Agents.

A.    Personal Liability of Directors.  A director of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director except to the extent that by law a director’s liability for monetary damages may not be limited.

B.    Indemnification.  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Pennsylvania law.

C.    Advancement of Expenses.  Reasonable expenses incurred by an officer, director, employee or agent of the Corporation in defending a civil or criminal action, suit or proceeding described in Section B of this Article 8 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

D.    Other Rights.  The indemnification and advancement of expenses provided by or pursuant to this Article 8 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

E.    Insurance.  The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 8.

F.    Security Fund; Indemnity Agreements.  By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 8.

G.    Modification.  The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article 8 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 8, and no amendment or termination of any trust or other fund created pursuant to Section F of this Article 8, shall alter to the detriment of such person the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

H.    Proceedings Initiated by Indemnified Persons.  Notwithstanding any other provision of this Article 8, the Corporation shall not indemnify a director, officer, employee or agent for any liability incurred in an action, suit or proceeding initiated (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office.

Item 7.          Exemption from Registration Claimed.

    Not applicable since no restricted securities will be reoffered or resold pursuant to this Registration Statement.

Item 8.          Exhibits

    The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

No.	Exhibit	Page

4	Common Stock Certificate.	*

23	Consent of S.R. Snodgrass, A.C.	E-1

24	Power of attorney for any subsequent amendments
(located in the signature pages of this Registration
	Statement).	--

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*	Incorporated by reference from the Company’s Registration Statement on Form 8-A, filed with the Commission on December 29, 1994.

Item 9.         Undertakings.

    The undersigned Registrant hereby undertakes:

    1.         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    2.          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    4.           That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section  13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    5.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Media, Commonwealth of Pennsylvania, on this 18th day of February 2009.

FIRST KEYSTONE FINANCIAL, INC.

By:	/s/ Hugh J. Garchinsky
Hugh J. Garchinsky, President and Chief
Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below hereby makes, constitutes and appoints Donald S. Guthrie his or her true and lawful attorney, with full power to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments.

/s/ Hugh J. Garchinsky	February 18, 2009
Hugh J. Garchinsky
President and Chief Executive Officer;
(principal executive officer and acting principal financial officer)

/s/ Donald S. Guthrie	February 18, 2009
Donald S. Guthrie
Chairman of the Board

/s/ Bruce C. Hendrixson	February 18, 2009
Bruce C. Hendrixson
Director

/s/ Donald G. Hosier, Jr.	February 18, 2009
Donald G. Hosier, Jr.
Director

/s/ Edmund Jones	February 18, 2009
Edmund Jones
Director

/s/ Jerry A. Naessens	February 18, 2009
Jerry A. Naessens
Director

/s/ William J. O’Donnell	February 18, 2009
William J. O’Donnell
Director

/s/ Nedret E. Vidinli	February 18, 2009
Nedret E. Vidinli
Director